Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-114987, Registration Statement No. 333-55836 and Registration Statement No. 333-62585 of The Pantry, Inc. on Forms S-8, and Registration Statement No. 333-116972 of The Pantry, Inc. on Form S-3, as amended, of our reports dated December 13, 2005 relating to the financial statements and financial statement schedule of The Pantry, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, in fiscal 2003) and management’s report on the effectiveness of internal control over financial reporting (which expresses an adverse opinion on the effectiveness of The Pantry, Inc.’s internal control over financial reporting because of two material weaknesses), appearing in this Annual Report on Form 10-K of The Pantry, Inc. for the year ended September 29, 2005.

/s/ Deloitte & Touche LLP

Raleigh, North Carolina
December 13, 2005